Exhibit 99.1

Contact:

Investors:	Media:
888-969-7879	888-969-7879
IR@travere.com	mediarelations@travere.com

Travere Therapeutics Reports Second Quarter 2026 Financial Results
Strong FSGS launch and continued IgAN growth drive robust FILSPARI demand; 2,012 new PSFs received during the second quarter
U.S. net product sales of FILSPARI grew 96% year-over-year to $141 million
Enrollment of pegtibatinase Phase 3 HARMONY Study in HCU continues; Topline data expected in 2H 2027
In-licensing of civorebrutinib expands long-term growth opportunities in multiple immune-mediated rare kidney diseases

SAN DIEGO, August 4, 2026 – Travere Therapeutics, Inc. (Nasdaq: TVTX) today reported its second quarter 2026 financial results and provided a corporate update.
“With an exceptional second quarter, Travere has entered a new chapter of near- and long-term growth,” said Eric Dube, Ph.D., president and chief executive officer of Travere Therapeutics. “Our performance reflects the strength of the company we are building and the disciplined execution of our teams as we continue to deliver on our strategy. During the quarter, we made meaningful progress across each of our strategic growth pillars, driving continued commercial momentum for FILSPARI, including a promising early launch in FSGS and continued strength in IgA nephropathy, as well as advancing our pegtibatinase program toward its pivotal Phase 3 readout and expanding our rare kidney disease pipeline through the addition of civorebrutinib. Together, these strengthen the durability of our growth profile, diversify our pipeline and reinforce our commitment to delivering meaningful new therapies for people living with rare diseases.”
Financial Results for the Quarter Ended June 30, 2026
U.S. net product sales for the second quarter of 2026 were $161.4 million, compared to $94.8 million for the same period in 2025. U.S. net product sales for the six months ended June 30, 2026, were $285.8 million, compared to $170.7 million for the same period in 2025.
•U.S. net product sales of FILSPARI totaled $141.1 million in the second quarter of 2026, representing 96% growth year-over-year. U.S. net product sales of FILSPARI for the six months ended June 30, 2026, were $246.2 million, representing 93% growth year-over-year.
•The first months of the FSGS launch and continued growth in IgAN resulted in 2,012 new patient start forms (PSFs) received during the second quarter of 2026.
Research and development (R&D) expenses for the second quarter of 2026 were $60.3 million, compared to $49.4 million for the same period in 2025. For the six months ended June 30, 2026, R&D expenses were $117.4 million, compared to $96.3 million for the same period in 2025. The increase is primarily attributable to advancement of the Phase 3 HARMONY Study and manufacturing of pegtibatinase for classical HCU.
•On a non-GAAP adjusted basis, R&D expenses were $53.4 million for the second quarter of 2026 and $105.0 million for the six months ended June 30, 2026, compared to $45.4 million and $87.5 for the same periods in 2025, respectively.
Selling, general, and administrative (SG&A) expenses for the second quarter of 2026 were $96.1 million, compared to $62.6 million for the same period in 2025. For the six months ended June 30, 2026, SG&A expenses were $176.4 million, compared to $123.0 million for the same period in 2025. The difference is largely attributable to commercial investments supporting the recent launch of FILSPARI in FSGS, as well as ongoing commercialization efforts in IgAN.
•On a non-GAAP adjusted basis, SG&A expenses were $80.8 million for the second quarter of 2026 and $150.1 million for the six months ended June 30, 2026, compared to $55.5 million and $108.8 for the same periods in 2025, respectively.
Total other expense, net for the second quarter of 2026 was $39.0 million, compared to $0.1 million for the same period in 2025. Total other expense, net for the six months ended June 30, 2026, was $38.8 million, compared to total other income, net of $1.4 million for the same period in 2025. The difference is largely attributable to a recognized inducement expense of $40.0 million related to 2029 convertible note repurchases completed in the second quarter of 2026.
Net loss for the second quarter of 2026 was $34.8 million, or $0.37 per basic share, compared to $12.8 million, or $0.14 per basic share for the same period in 2025. For the six months ended June 30, 2026, net loss was $71.9 million, compared to $54.0 million for the same period in 2025.

•On a non-GAAP adjusted basis, net loss for the second quarter of 2026 was $9.0 million, or $0.10 per basic share, compared to a net income of $11.9 million, or $0.13 per basic share for the same period in 2025. For the six months ended June 30, 2026, non-GAAP net loss was $4.8 million, compared to $5.0 million for the same period in 2025.
As of June 30, 2026, the Company had cash, cash equivalents, and marketable securities of $489.2 million. This includes net cash proceeds of approximately $158 million from the Company’s convertible note transactions in May 2026, in which $525 million of 0.5% convertible notes due 2032 were issued and approximately $221 million of the Company's $316 million 2.25% convertible notes due 2029 were repurchased. In July 2026, the Company made a $112.5 million upfront cash payment to Everest Medicines following the closing of the civorebrutinib in-licensing transaction.
Program Updates
FILSPARI® (sparsentan) – IgA Nephropathy (IgAN)
•The SPARX Study evaluating FILSPARI in post-transplant patients with recurrent IgAN or FSGS has completed enrollment, with data presentations anticipated in 2027.
•In May 2026, the United States Patent and Trademark Office (USPTO) issued a Notice of Allowance for U.S. Patent Application No. 19/253,088, titled “Biphenyl Sulfonamide Compounds for the Treatment of Kidney Diseases or Disorders,” directed to certain methods of using FILSPARI in IgA nephropathy. Upon issuance, the patent is expected to provide U.S. patent coverage for certain methods of using sparsentan in IgA nephropathy into October 2037.
•In June 2026, the Company’s partner, Chugai Pharmaceutical, submitted a New Drug Application for sparsentan in Japan. Travere remains eligible to receive milestone payments related to the sparsentan regulatory process and net sales achievements in licensed territories, as well as tiered royalties.
FILSPARI® (sparsentan) – Focal Segmental Glomerulosclerosis (FSGS)
•In April 2026, the U.S. Food and Drug Administration (FDA) approved FILSPARI to reduce proteinuria in adult and pediatric patients aged 8 years and older with FSGS without nephrotic syndrome. FILSPARI is the first and only FDA-approved medicine for FSGS, with an estimated addressable population in the U.S. of more than 30,000 patients without nephrotic syndrome.
•At the 63rd European Renal Association (ERA) 2026 Congress, Travere presented long-term results from the ongoing Phase 3 DUPLEX Study open-label extension (OLE). Patients who initiated FILSPARI in the double-blind period and remained on therapy in the OLE maintained durable reductions in proteinuria, resulting in further achievement of clinically meaningful low proteinuria thresholds over time. Patients who transitioned from active control maximum labeled dose irbesartan to FILSPARI at the start of the OLE experienced rapid and sustained reductions in proteinuria similar to those who initiated FILSPARI at the beginning of the double-blind period.
•In 2H 2026, the Company plans to initiate a Phase 4, open-label, single-arm, multi-center study to further evaluate the efficacy and safety of FILSPARI in adult and pediatric patients of African ancestry with FSGS and at high risk of disease progression (SPARLIGHT).
Pegtibatinase (TVT-058) – Classical Homocystinuria (HCU)
•The Company is continuing to enroll new patients in the pivotal Phase 3 HARMONY Study, with topline data anticipated in 2H 2027.
•The HARMONY Study is expected to enroll approximately 70 patients aged 12 to 65 with plasma total homocysteine (tHcy) levels ≥50 µM. The primary endpoint is change from baseline in plasma tHcy levels, averaged across weeks 6 through 12, in patients receiving pegtibatinase compared with those receiving placebo, with durability of response through Week 24 as a key secondary endpoint.
•Pegtibatinase has the potential to become the first and only disease-modifying therapy for people living with HCU.
Civorebrutinib (EVER001) – Primary Membranous Nephropathy (pMN) and Other Renal Indications
•In July 2026, the Company closed an exclusive licensing and collaboration agreement with Everest Medicines for civorebrutinib (also known as EVER001), an investigational, potential best-in-class oral, covalent reversible Bruton’s tyrosine kinase (BTK) inhibitor, obtaining rights in the U.S. and global markets excluding Greater China and certain countries in East and Southeast Asia.
•Civorebrutinib has the potential to serve as a pipeline-in-a-product across multiple immune-mediated kidney diseases. Travere plans to investigate civorebrutinib in pMN, immune-mediated FSGS and minimal change disease (MCD), with the potential for additional indications. These diseases share immune-mediated mechanisms that can lead to glomerular damage, resulting in proteinuria and impaired kidney function that may ultimately require dialysis or transplant. Civorebrutinib may also broaden future treatment approaches in FSGS, where both nephroprotective and targeted immune control approaches may play important roles.
•Civorebrutinib represents a strategic and complementary addition to Travere’s rare kidney disease portfolio.

Conference Call Information
Travere Therapeutics will host a conference call and webcast today, August 4, 2026, at 4:30 p.m. ET to discuss company updates and second quarter 2026 financial results. To participate in the conference call, dial +1 (800) 715-9871 (U.S.) or +1 (646) 307-1963 (International), conference ID 7357374 shortly before 4:30 p.m. ET. The webcast can be accessed on the Investor page of Travere’s website at ir.travere.com/events-and-presentations. Following the live webcast, an archived version of the call will be available for 30 days on the Company’s website.

Use of Non-GAAP Financial Measures
To supplement Travere’s financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP adjusted financial measures in this press release and the accompanying tables. The Company believes that these non-GAAP financial measures are helpful in understanding its past financial performance and potential future results. They are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with the consolidated financial statements prepared in accordance with GAAP. Travere’s management regularly uses these supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Travere believes that the use of these non-GAAP measures enhances the ability of investors to compare its results from period to period and allows for greater transparency with respect to key financial metrics the Company uses in making operating decisions.
Investors should note that these non-GAAP financial measures are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future the Company may exclude other items, or cease to exclude items that it has historically excluded, for purposes of its non-GAAP financial measures; because of the non-standardized definitions, the non-GAAP financial measures as used by the Company in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies.
As used in this press release, (i) the historical non-GAAP net income (loss) measures exclude from GAAP net income (loss), as applicable, stock-based compensation expense, amortization and depreciation expense, and income tax; (ii) the historical non-GAAP SG&A expense measures exclude from GAAP SG&A expenses, as applicable, stock-based compensation expense, and amortization and depreciation expense; (iii) the historical non-GAAP R&D expense measures exclude from GAAP R&D expenses, as applicable, stock-based compensation expense, and amortization and depreciation expense; (iv) royalty expense excludes amortization of capitalized royalties and milestone payments associated with intangible assets accounted for under the cost accumulation model. Under the cost accumulation model, the Company records royalties based on the net sales for the period and milestones when earned from licensing agreements as an increase in the cost basis of the intangible asset. These capitalized amounts are subsequently amortized over the remaining useful life of the intangible asset.
About Travere Therapeutics
At Travere Therapeutics, we are in rare for life. We are a biopharmaceutical company that comes together every day to help patients, families and caregivers of all backgrounds as they navigate life with a rare disease. On this path, we know the need for treatment options is urgent – that is why our global team works with the rare disease community to identify, develop and deliver life-changing therapies. In pursuit of this mission, we continuously seek to understand the diverse perspectives of rare patients and to courageously forge new paths to make a difference in their lives and provide hope – today and tomorrow. For more information, visit travere.com.
FILSPARI® (sparsentan) U.S. Indication
FILSPARI® (sparsentan) is indicated:
•To slow kidney function decline in adults with primary immunoglobulin A nephropathy (IgAN) who are at risk for disease progression.
•To reduce proteinuria in adult and pediatric patients aged 8 years and older with focal segmental glomerulosclerosis (FSGS) without nephrotic syndrome.
IMPORTANT SAFETY INFORMATION
BOXED WARNING: HEPATOTOXICITY AND EMBRYO-FETAL TOXICITY
Because of the risk of hepatotoxicity, FILSPARI is available only through a restricted program called the FILSPARI REMS. Under the FILSPARI REMS, prescribers, patients and pharmacies must enroll in the program.
Hepatotoxicity
Some Endothelin Receptor Antagonists (ERAs) have caused elevations of aminotransferases, hepatotoxicity, and liver failure. In clinical studies, elevations in aminotransferases (ALT or AST) of at least 3-times the Upper Limit of Normal (ULN) have been observed in up to 3.5% of FILSPARI-treated patients, including cases confirmed with rechallenge.
Measure transaminases and bilirubin before initiating treatment and then every 3 months during treatment. Interrupt treatment and closely monitor patients who develop aminotransferase elevations more than 3x ULN.
FILSPARI should generally be avoided in patients with elevated aminotransferases (>3x ULN) at baseline because monitoring for hepatotoxicity may be more difficult and these patients may be at increased risk for serious hepatotoxicity.
Embryo-Fetal Toxicity
FILSPARI is contraindicated for use during pregnancy because it may cause fetal harm if used by pregnant patients. Therefore, in patients who can become pregnant, exclude pregnancy prior to initiation of FILSPARI. Advise use of effective contraception before the initiation of treatment, during treatment, and for two weeks after discontinuation of treatment with FILSPARI. When pregnancy is detected, discontinue FILSPARI as soon as possible.
Contraindications
FILSPARI is contraindicated in patients who are pregnant. Do not coadminister FILSPARI with angiotensin receptor blockers (ARBs), ERAs, or aliskiren.

Warnings and Precautions
•Hepatotoxicity: Elevations in ALT or AST of at least 3-fold ULN have been observed in up to 3.5% of FILSPARI-treated patients, including cases confirmed with rechallenge. While no concurrent elevations in bilirubin >2-times ULN or cases of liver failure were observed in FILSPARI-treated patients in clinical trials, some ERAs have caused elevations of aminotransferases, hepatotoxicity, and liver failure. To reduce the risk of potential serious hepatotoxicity, measure serum aminotransferase levels and total bilirubin prior to initiation of treatment and then every 3 months during treatment.
Advise patients with symptoms suggesting hepatotoxicity (nausea, vomiting, right upper quadrant pain, fatigue, anorexia, jaundice, dark urine, fever, or itching) to immediately stop treatment with FILSPARI and seek medical attention. If aminotransferase levels are abnormal at any time during treatment, interrupt FILSPARI and monitor as recommended.
Consider re-initiation of FILSPARI only when hepatic enzyme levels and bilirubin return to pretreatment values and only in patients who have not experienced clinical symptoms of hepatotoxicity. Avoid initiation of FILSPARI in patients with elevated aminotransferases (>3x ULN) because monitoring hepatotoxicity in these patients may be more difficult and these patients may be at increased risk for serious hepatotoxicity.
•FILSPARI REMS: Due to the risk of hepatotoxicity, FILSPARI is available only through a restricted program called the FILSPARI REMS. Prescribers, patients, and pharmacies must be enrolled in the REMS program and comply with all requirements (www.filsparirems.com).
•Embryo-Fetal Toxicity: Based on data from animal reproduction studies, FILSPARI may cause fetal harm when administered to a pregnant patient and is contraindicated during pregnancy. The available human data for ERAs do not establish the presence or absence of fetal harm related to the use of FILSPARI. Counsel patients who can become pregnant of the potential risk to a fetus. Exclude pregnancy before initiating treatment with FILSPARI. Advise patients who can become pregnant to use effective contraception prior to initiation of treatment, during treatment, and for two weeks after discontinuation of treatment with FILSPARI. Advise pre-pubertal females and/or their guardian(s) of the fetal risk and the need to use effective contraception once they reach reproductive potential. When pregnancy is detected, discontinue FILSPARI as soon as possible.
•Hypotension: Hypotension has been observed in patients treated with ARBs and ERAs and was observed in FILSPARI clinical studies. There was a greater incidence of hypotension-associated adverse events, some serious, including dizziness, in patients treated with FILSPARI compared to irbesartan. In patients at risk for hypotension, consider eliminating or adjusting other antihypertensive medications and maintaining appropriate volume status. If hypotension develops, despite elimination or reduction of other antihypertensive medications, consider a dose reduction or dose interruption of FILSPARI. A transient hypotensive response is not a contraindication to further dosing of FILSPARI, which can be given once blood pressure has stabilized.
•Acute Kidney Injury: Monitor kidney function periodically. Drugs that inhibit the renin-angiotensin system (RAS) can cause kidney injury. Patients whose kidney function may depend in part on the activity of the RAS (e.g., patients with renal artery stenosis, chronic kidney disease, severe congestive heart failure, or volume depletion) may be at particular risk of developing acute kidney injury on FILSPARI. Consider withholding or discontinuing therapy in patients who develop a clinically significant decrease in kidney function while on FILSPARI.
•Hyperkalemia: Monitor serum potassium periodically and treat appropriately. Patients with advanced kidney disease, taking concomitant potassium-increasing drugs (e.g., potassium supplements, potassium-sparing diuretics), or using potassium-containing salt substitutes are at increased risk for developing hyperkalemia. Dosage reduction or discontinuation of FILSPARI may be required.
•Fluid Retention: Fluid retention may occur with ERAs and has been observed in clinical studies with FILSPARI. FILSPARI has not been evaluated in patients with heart failure. If clinically significant fluid retention develops, evaluate the patient to determine the cause and the potential need to initiate or modify the dose of diuretic treatment then consider modifying the dose of FILSPARI.
Adverse Reactions
•IgAN patients receiving FILSPARI: The most common adverse reactions (≥5%) are hyperkalemia, hypotension (including orthostatic hypotension), peripheral edema, dizziness, anemia, and acute kidney injury.
•FSGS patients receiving FILSPARI: The most common adverse reactions (≥5%) are peripheral edema, hypotension (including orthostatic hypotension), hyperkalemia, dizziness, and anemia.
Drug Interactions
•Renin-Angiotensin System (RAS) Inhibitors and ERAs: Do not coadminister FILSPARI with ARBs, ERAs, or aliskiren due to increased risks of hypotension, syncope, hyperkalemia, and changes in renal function (including acute renal failure).
•Strong and Moderate CYP3A Inhibitors: Avoid concomitant use of FILSPARI with strong CYP3A inhibitors. If a strong CYP3A inhibitor cannot be avoided, interrupt FILSPARI treatment. When resuming treatment with FILSPARI, consider dose titration. Monitor blood pressure, serum potassium, edema, and kidney function regularly when used concomitantly with moderate CYP3A inhibitors. Concomitant use with a strong CYP3A inhibitor increases sparsentan exposure which may increase the risk of FILSPARI adverse reactions.
•Strong CYP3A Inducers: Avoid concomitant use with a strong CYP3A inducer. Concomitant use with a strong CYP3A inducer decreases sparsentan exposure which may reduce FILSPARI efficacy.
•Non-Steroidal Anti-Inflammatory Agents (NSAIDs), Including Selective Cyclooxygenase-2 (COX-2) Inhibitors: Monitor for signs of worsening renal function with concomitant use with NSAIDs (including selective COX-2 inhibitors). In patients with volume depletion (including those on diuretic therapy) or with impaired kidney function, concomitant use of NSAIDs (including selective COX-2 inhibitors) with drugs that antagonize the angiotensin II receptor may result in deterioration of kidney function, including possible kidney failure. These effects are usually reversible.

•CYP2B6, 2C9, and 2C19 Substrates: Monitor for efficacy of concurrently administered CYP2B6, 2C9, and 2C19 substrates and consider dosage adjustment in accordance with the Prescribing Information. Sparsentan is a weak inducer of CYP2B6 and 2C9, and a moderate inducer of 2C19. Sparsentan decreases exposure of these substrates, which may reduce efficacy related to these substrates.
•P-gp Substrates: Monitor for adverse reactions and consider dose reduction of P-gp substrates with narrow therapeutic indices when co-administered with FILSPARI. FILSPARI is a weak P-gp inhibitor and may increase plasma concentrations of P-gp substrate drugs.
•Agents Increasing Serum Potassium: Monitor serum potassium frequently in patients treated with FILSPARI and other agents that increase serum potassium. Concomitant use of FILSPARI with potassium-sparing diuretics, potassium supplements, potassium-containing salt substitutes, or other drugs that raise serum potassium levels may result in hyperkalemia.
Please see the full Prescribing Information, including BOXED WARNING, for additional Important Safety Information.

Forward-Looking Statements
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, these statements are often identified by the words “on-track,” “positioned,” “look forward to,” “will,” “would,” “may,” “might,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” or similar expressions. In addition, expressions of strategies, intentions or plans are also forward-looking statements. Such forward-looking statements include, but are not limited to, references to: continued progress with FILSPARI in IgAN and in the commercial launch of FILSPARI in FSGS; statements and expectations regarding near- and long-term growth potential and the commercial opportunity for the Company’s products and products in development; statements and expectations regarding civorebrutinib as a potential best-in-class, pipeline-in-a-product for multiple rare kidney diseases; statements and expectations regarding the Company’s pivotal Phase 3 HARMONY Study, including expectations regarding enrollment and data, and the timing and outcome thereof; statements regarding the potential for pegtibatinase to become the first and only disease-modifying therapy for people living with HCU; statements and expectations regarding the other clinical studies and data described herein; statements and expectations regarding patent issuance and coverage; statements and expectations regarding potential milestone and royalty payments and the potential achievement and timing thereof; statements and expectations regarding the activities of the Company’s partners and collaborators; statements related to the estimated sizes of patient populations; and statements regarding financial metrics and expectations related thereto. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to the Company’s business and finances in general, the success of its commercial products, risks and uncertainties associated with its preclinical and clinical stage pipeline, risks and uncertainties associated with the regulatory review and approval process, risks and uncertainties associated with enrollment of clinical trials for rare diseases, and risks that ongoing or planned clinical trials may not succeed or may be delayed for safety, regulatory or other reasons. Specifically, the Company faces risks associated with the commercial launch of FILSPARI in FSGS and the ongoing commercialization in IgAN, the timing and potential outcome of its and its partners’ clinical studies, market acceptance of its commercial products including efficacy, safety, price, reimbursement, and benefit over competing therapies, risks related to the challenges of manufacturing scale-up, risks associated with the successful development and execution of commercial strategies for such products, including FILSPARI, and risks and uncertainties related to the current administration, including but not limited to risks and uncertainties related to tariffs and the funding, staffing and prioritization of resources at government agencies including the FDA. The Company also faces the risk that it will be unable to raise additional funding that may be required to complete development of any or all of its product candidates, including as a result of macroeconomic conditions; risks relating to the Company’s dependence on contractors for clinical drug supply and commercial manufacturing; uncertainties relating to patent protection and exclusivity periods and intellectual property rights of third parties; risks associated with regulatory interactions; and risks and uncertainties relating to competitive products, including current and potential future generic competition with certain of the Company’s products, including potential ANDA filings or patent challenges, and technological changes that may limit demand for the Company’s products. The Company also faces additional risks associated with global and macroeconomic conditions, including health epidemics and pandemics, including risks related to potential disruptions to clinical trials, commercialization activity, supply chain, and manufacturing operations. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Investors are referred to the full discussion of risks and uncertainties, including under the heading “Risk Factors”, as included in the Company’s most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission.

TRAVERE THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30, 2026	December 31, 2025
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$117,735	$93,035
Marketable debt securities, at fair value	371,442	229,761
Accounts receivable, net	80,636	80,134
Inventory	7,835	5,875
Prepaid expenses and other current assets	37,493	28,760
Total current assets	615,141	437,565

Long-term inventory	32,214	30,280
Property and equipment, net	3,231	4,022
Operating lease right of use assets	8,745	10,576
Intangible assets, net	131,518	113,868
Other assets	8,511	8,880
Total assets	$799,360	$605,191

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,495	$24,800
Accrued expenses	136,267	126,035
Operating lease liabilities, current portion	6,163	5,875
Other current liabilities	2,100	3,194
Total current liabilities	152,025	159,904
Convertible debt	602,781	311,724
Operating lease liabilities, less current portion	7,961	11,134
Other non-current liabilities	12,071	7,601
Total liabilities	774,838	490,363

Stockholders' Equity:
Preferred stock $0.0001 par value; 20,000,000 shares authorized; 0 issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Common stock $0.0001 par value; 200,000,000 shares authorized; 94,174,767 and 90,922,868 issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	9	9
Additional paid-in capital	1,570,242	1,588,721
Accumulated deficit	(1,544,612)	(1,472,713)
Accumulated other comprehensive loss	(1,117)	(1,189)
Total stockholders' equity	24,522	114,828
Total liabilities and stockholders' equity	$799,360	$605,191
Note: Certain adjustments / reclassifications have been made to prior periods to conform to current year presentation.

TRAVERE THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net product sales:
FILSPARI	$141,078	$71,887	$246,230	$127,768
Tiopronin products	20,274	22,955	39,614	42,934
Total net product sales	161,352	94,842	285,844	170,702
License and collaboration revenue	8,232	19,607	10,938	25,478
Total revenue	169,584	114,449	296,782	196,180

Operating expenses:
Cost of goods sold	2,174	1,521	4,123	6,201
Research and development	60,283	49,362	117,377	96,251
Selling, general and administrative	96,112	62,581	176,366	122,995
Royalty expense	7,061	13,635	31,877	26,060
Total operating expenses	165,630	127,099	329,743	251,507

Operating income (loss)	3,954	(12,650)	(32,961)	(55,327)

Other (expense) income, net:
Interest income	3,356	3,287	5,939	7,083
Interest expense	(2,134)	(2,846)	(4,434)	(5,702)
Other (expense) income, net	(169)	(526)	(259)	24
Inducement expense	(40,008)	—	(40,008)	—
Total other (expense) income, net	(38,955)	(85)	(38,762)	1,405

Loss from continuing operations before income tax	(35,001)	(12,735)	(71,723)	(53,922)
Income tax benefit (provision) on continuing operations	204	(20)	324	(59)
Loss from continuing operations, net of tax	(34,797)	(12,755)	(71,399)	(53,981)
Loss from discontinued operations, net of tax	—	—	(500)	—
Net loss	$(34,797)	$(12,755)	$(71,899)	$(53,981)

Per share data:
Net loss per common share	$(0.37)	$(0.14)	$(0.78)	$(0.61)
Weighted average common shares outstanding	93,479,416	88,945,624	92,678,588	88,652,428
Note: Certain adjustments / reclassifications have been made to prior periods to conform to current year presentation.

TRAVERE THERAPEUTICS, INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP operating income (loss)	$3,954	$(12,650)	$(32,961)	$(55,327)

R&D operating expense	(60,283)	(49,362)	(117,377)	(96,251)

Stock compensation	6,873	3,990	12,431	8,716
Non-GAAP R&D expense	(53,410)	(45,372)	(104,946)	(87,535)

SG&A operating expense	(96,112)	(62,581)	(176,366)	(122,995)

Stock compensation	14,915	6,659	25,503	13,425
Depreciation	395	381	791	758
Subtotal non-GAAP items	15,310	7,040	26,294	14,183
Non-GAAP SG&A expense	(80,802)	(55,541)	(150,072)	(108,812)

Royalty expense	(7,061)	(13,635)	(31,877)	(26,060)

Amortization	3,839	13,635	28,655	26,060
Non-GAAP royalty expense	(3,222)	—	(3,222)	—

Subtotal non-GAAP items	26,022	24,665	67,380	48,959
Non-GAAP operating income (loss)	$29,976	$12,015	$34,419	$(6,368)

GAAP net loss	$(34,797)	$(12,755)	$(71,899)	$(53,981)
Non-GAAP operating adjustments	26,022	24,665	67,380	48,959
Income tax (benefit) provision	(204)	20	(324)	59
Non-GAAP net (loss) income	$(8,979)	$11,930	$(4,843)	$(4,963)

Per share data:
Net (loss) income per common share	$(0.10)	$0.13	$(0.05)	$(0.06)
Weighted average common shares outstanding	93,479,416	88,945,624	92,678,588	88,652,428
Note: Certain adjustments / reclassifications have been made to prior periods to conform to current year presentation.